For Immediate Release                    Contact: James Zeumer
                                                  Vice President
                                                  (212) 832-1550


            PLY GEM TO MERGE WITH ATRIUM CORPORATION


      NEW YORK, NY, June 25, 1997 -- PLY GEM INDUSTRIES, INC. (NYSE:PGI) announced today the execution of a definitive agreement providing for the acquisition of PLY GEM by Atrium Corporation, a privately-held company controlled by the investment firm Hicks, Muse, Tate & Furst, Inc., through a merger between PLY GEM and a subsidiary of Atrium.

      The merger agreement, which has been unanimously approved by the Board of Directors of both PLY GEM and Atrium, provides for a merger in which shareholders of PLY GEM will receive $18.75 in cash for each outstanding PLY GEM share. The transaction is valued at approximately $482 million, including the assumption of debt.

      The merger, which is subject to approval of the shareholders of PLY GEM, is anticipated to close by the end of the third quarter of 1997. In addition to shareholder approval, the merger is subject to the completion of contemplated financing, receipt of necessary regulatory approvals and other customary conditions.

      Hicks, Muse has committed to provide to Atrium affiliates $140 million of equity capital to finance the acquisition and The Chase Manhattan Corporation has committed to provide to Atrium affiliates all of the debt financing necessary, together with equity financing to be provided by Hicks, Muse, to fund the merger, the refinancing of certain outstanding indebtedness of PLY GEM and the payment of transaction expenses.

      PLY GEM is being advised by Furman Selz LLC.

      PLY GEM Industries, Inc., is a leading manufacturer and distributor of building products used in remodeling and new construction of residential and light-commercial properties. The company offers a wide variety of products including vinyl and wood windows and doors, vinyl siding and accessories, skylights, specialty wood products, treated and fire-retardant lumber, wall coverings, tile and other home decorating and improvement products.

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